Exhibit 10.13

NEW CENTURY FINANCIAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

DIVIDEND EQUIVALENT RIGHTS AWARD AGREEMENT

THIS DIVIDEND EQUIVALENT RIGHTS AWARD AGREEMENT (this “Award Agreement”) is dated as of March 10, 2005 (the “Award Date”), by and between New Century Financial Corporation, a Maryland corporation (the “Corporation”), and Patrick J. Flanagan (the “Participant”).

WITNESSETH

WHEREAS, pursuant to the New Century Financial Corporation 2004 Performance Incentive Plan (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, a dividend equivalent rights award (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant; Term of Award. Subject to the terms of this Award Agreement, the Corporation hereby grants to the Participant an Award with respect to 35,402 dividend equivalent rights (the “Dividend Equivalent Rights”). The Corporation acknowledges that the consideration for the shares payable with respect to the Dividend Equivalent Rights on the terms set forth in this Award Agreement shall be the services rendered to the Corporation or any of its Subsidiaries by the Participant prior to the applicable payment date (if any), the fair value of which is not less than the par value per share of the Corporation’s Common Stock. Each of the calendar years 2005, 2006 and 2007 is referred to herein as a “Performance Year.”

3. Dividend Equivalents; Performance Thresholds. At the conclusion of each Performance Year, the Administrator shall determine (1) the Earnings Per Share (as such term is defined in Appendix A of the Plan) for the Corporation on a stand-alone (not consolidated) basis (the “Earnings Per Share”) and (2) the aggregate amount of the dividends paid by the Corporation on a share of its Common Stock (the “Aggregate Annual Dividend”) with respect to that Performance Year. For any Performance Year, if either the Earnings Per Share with respect to that Performance Year is less than the EPS Threshold set forth below for that Performance Year, or the Aggregate Annual Dividend with respect to that Performance Year is less than the Dividend Threshold set forth below for that Performance Year, the Participant shall have no rights under this Award with respect to that Performance Year.

Performance Year	EPS Threshold	Dividend Threshold
2005	$4.00	$6.30
2006	$4.40	$7.00
2007	$4.84	$7.75

If, however, both the Earnings Per Share with respect to a Performance Year is equal to or greater than the EPS Threshold set forth above for that Performance Year, and the Aggregate Annual Dividend with respect to that Performance Year is equal to or greater than the Dividend Threshold set forth above for that Performance Year, the Corporation shall make a “Dividend Equivalent” payment to the Participant. The amount of the Dividend Equivalent payment will, subject to tax withholding, equal (i) the number of Dividend Equivalent Rights subject to the Award, multiplied by (ii) the Aggregate Annual Dividend for such Performance Year. No interest or other earnings will be credited with respect to such Dividend Equivalent.

For purposes of the Award, a dividend shall be deemed paid by the Corporation on the date the dividend is actually paid to the Corporation’s stockholders.

4. Payment. Subject to Section 8 below, any Dividend Equivalent payment for a Performance Year shall be paid to the Participant no later than forty-five (45) days after the last day of such Performance Year (the “Award Payment Date”). Payment shall be made, in the Administrator’s sole discretion, either (i) in cash, or (ii) in a number of whole shares of Common Stock obtained by dividing (x) the amount of the Dividend Equivalent being paid, by (y) the fair market value (determined in accordance with the Plan) of a share of Common Stock as of the applicable Award Payment Date. Fractional share interests shall be disregarded but may be cumulated or, in the Administrator’s discretion, paid in cash. Payment in shares of Common Stock shall be made either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Administrator in its sole discretion. The Participant or other person entitled under the Plan to receive the shares shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. Delivery of any certificates or cash payment will be made to the Participant’s last address reflected on the books of the Corporation or its Subsidiaries unless the Corporation is otherwise instructed in writing.

5. Continuance of Employment. The Participant’s continued employment or service through each applicable Award Payment Date is a condition to the payment of the applicable portion of the Award and the rights and benefits under this Award Agreement. Partial employment or service, even if substantial, during any applicable period will not entitle the Participant to any proportionate payment or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

6. Limitations on Rights. The Dividend Equivalent Rights and the Dividend Equivalents are for bookkeeping purposes only. Dividend Equivalents will not be treated as property or as a trust fund of any kind. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided herein with respect to the payment of Dividend Equivalents) and no voting rights with respect to the Dividend Equivalent Rights, the Dividend Equivalents or any shares of Common Stock issuable in respect of such Dividend Equivalents, unless and until shares of Common Stock are actually delivered to and held of record by the Participant. Except as expressly provided herein, no adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of delivery of the shares. The Participant’s rights with respect to the Award are merely those of a general unsecured creditor of the Corporation to receive payment as described herein subject to the terms and conditions set forth herein. Neither the Participant nor any other person has any legal or equitable rights, claims or interest in any specific property or assets of the Corporation or any of its Subsidiaries. No assets of the Corporation or any Subsidiary will be held under any trust or held in any way as collateral security of the fulfilling of the Corporation’s obligations under this Award Agreement.

7. Restrictions on Transfer. Neither the Dividend Equivalent Rights, nor the Dividend Equivalents (prior to the time (if any) such Dividend Equivalents are paid), nor any other rights of the Participant under this Award Agreement or the Plan may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

8. Effect of Termination of Employment or Services. Subject to Section 9 below, if the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary at any time before an Award Payment Date, the Award shall terminate and any Dividend Equivalent that would otherwise be paid as of such Award Payment Date pursuant to this Award Agreement shall not be paid and shall be extinguished upon the date the Participant’s employment or services terminate (regardless of the reason for such termination, whether with or without cause, voluntarily or involuntarily, or due to death or disability); provided, however, that the Administrator may in its sole discretion provide for payment of any Dividend Equivalent that would otherwise have been extinguished pursuant to this Section 8.

9. Adjustments Upon Specified Events; Change in Control Event. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments if appropriate to the Award and the Dividend Equivalent Rights. Furthermore, the Administrator shall adjust the Dividend Thresholds referenced above to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any stock split, reverse stock split, stock dividend, material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.

Notwithstanding any other provision herein, upon the occurrence of a Change in Control Event following which the Corporation will not survive as a public company in respect of its Common Stock, the Award shall immediately terminate, and the Participant’s Dividend Equivalent for the Performance Year in which the Change in Control Event occurs shall immediately become payable (regardless of whether the Annual Aggregate Dividend for such Performance Year has exceeded the applicable Dividend Threshold). A Dividend Equivalent that becomes payable pursuant to this Section 9 shall be paid to the Participant as soon as practicable after such Change in Control Event. The Participant shall have no further rights with respect to the Award or such Dividend Equivalent (except the right to receive any amounts which had previously become payable (or become payable upon such Change in Control Event) with respect to the Award but which had not yet actually been paid).

10. Tax Withholding. The Corporation (or any of its Subsidiaries last employing the Participant) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the payment of any Dividend Equivalent. Alternatively, the Participant or other person to whom shares of Common Stock are to be delivered in payment of a Dividend Equivalent may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 8.5 of the Plan and rules established by the Administrator (and subject to the requirements of applicable law), to have the Corporation withhold and reacquire shares at their fair market value at the time of payment to satisfy any minimum withholding obligations of the Corporation or its Subsidiaries with respect to such payment. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Administrator, as the Administrator may impose.

11. Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12. Plan. The Award and all rights of the Participant under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Agreement. The Participant acknowledges having read and understanding the Plan, the

Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13. Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

15. Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation

By:	/s/ Brad A. Morrice
Name:	Brad A. Morrice
Its:	Vice Chairman, President and Chief Operating Officer

PARTICIPANT

By:	/s/ Patrick J. Flanagan
Name:	Patrick J. Flanagan

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